Exhibit 99.1
                                                                    ------------
AB


                                                     NEWS RELEASE



For release:  Immediate
Contact: James M. DeAngelis -   (212) 308-5800



Commodore Applied Technologies, Inc. Reports:
        o   Year End 2006 Results


NEW YORK, NY - April 18, 2007 - Commodore  Applied  Technologies,  Inc.  (OTCBB:
CXIA), today announced financial results for the fiscal year ended December 31, 2006 (see table below).

              Commodore Applied Technologies, Inc. and Subsidiaries
                Condensed, Consolidated Statements of Operations
                         Fiscal Year Ended December 31,
             (Audited - dollars in thousands, except per share data)


                                                        2006             2005
                                                       ------          -------

Revenues                                               $7,254          $10,275

Loss from Operations                                   (1,355)            (988)

Derivative Loss                                             -             (543)

Interest Expense                                         (659)          (1,183)

Net Loss                                               (1,849)          (2,714)

Deemed Dividends and Dividends Accrued to                (412)          (4,067)
Preferred Stockholders

Net Loss Applicable to Common Shareholders             (2,261)          (6,781)

Net Loss Per Share - Basic and Diluted                 ($0.29)          ($0.93)

Number of Weighted Average Shares
Outstanding - Basic and Diluted                         7,847            7,309



                                     -more-

                                              CXIA Reports 2006 Year End Results
                                                                  April 18, 2007
                                                                          Page 2


Commodore's Chairman and CEO, Mr. Shelby Brewer stated: "The elements of our on-going revenues pertaining to the EDAM contract, the majority of revenues in 2006, are different and more appropriate for the Company compared to the original work scope. Our contracting manager has removed the administration of analytical laboratories, a non-margin work scope for the Company. Additionally, our contracting manager has decided to self perform the scope of work previously performed by one of our sub-contractors." Mr. Brewer continued: "As a result, gross contract revenues decreased in 2006, as well as for the balance of the contract period; however, the Company expects better profits margin percentages because the pass-through subcontracts yielded very low margins for the Company. We expect that the sampling volume will continue to be as robust in 2007 and 2008 as in previous years, which will reflect positively in our operating margins for the Company."

Mr. Brewer further stated: "The Company has made significant strides to diversify its contract base and environmental services offerings in 2006. We have fully integrated the biological testing staff and assets from American Aquatics and are providing these specialized environmental services in Oak Ridge, TN and Paducah, KY. Additionally, we are integrating a non-governmental customer based, health & safety, and environmental testing supplies business to the Company." Mr. Brewer concluded: "We have several material proposals under consideration by our customers that will be decided upon in the next few months. The management of the Company believes it is continuing to make headway towards overall profitability and positive cash flow."

                                     -more-

                                              CXIA Reports 2006 Year End Results
                                                                  April 18, 2007
                                                                          Page 3


Commodore Applied Technologies, Inc. is a diverse technical solutions company focused on high-end environmental markets. The Commodore family of companies includes subsidiaries Commodore Advanced Sciences, Commodore Solution Technologies and Commodore Government Environmental Technologies. The Commodore companies provide environmental and technical services, environmental monitoring and sampling supplies, specialty Cleantech building supplies and patented remediation technologies designed to treat hazardous waste from nuclear and chemical sources. More information is available on the Commodore web site at www.commodore.com.

This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Commodore Applied Technologies, Inc. and its subsidiaries operate. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Commodore's actual results to be materially different from any future results expressed or implied by these statements. Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Commodore can successfully implement its core business strategy and improve future earnings.

The factors that may cause Commodore's actual results to differ from its forward-looking statements include: Commodore's current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Commodore's ability to implement its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the clean-up of waste sites administered by it; the acceptance and implementation of Commodore's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Commodore's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

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